Exhibit 99

PROVENERGY                                             SOUTHERN UNION COMPANY
Providence, RI                                         Austin, TX
James A. Grasso                                        George Yankowski
401-272-5040 x2340                                     512-370-8305

           PROVIDENCE ENERGY CORPORATION AND SOUTHERN UNION COMPANY
                           ANNOUNCE MERGER AGREEMENT

              Rhode Island to be Southern Union's New England Hub

PROVIDENCE, RI (November 15, 1999) - Providence Energy Corporation ("ProvEnergy") [NYSE:PVY] and Southern Union Company ("Southern Union") [NYSE:SUG] today announced that their boards of directors have unanimously approved a definitive merger agreement. ProvEnergy will serve as Southern Union's headquarters for its New England operations.

The agreement calls for Southern Union to merge with ProvEnergy in a transaction valued at approximately $400 million, including assumption of debt. This transaction follows the announcement of Southern Union's merger agreement with Fall River Gas (ASE:FAL), which is currently in process.
Under the terms of the agreement, ProvEnergy shareholders will receive $42.50 per Providence Energy share in cash.

Providence Energy Chairman and CEO James H. Dodge stated, "The financial strength of the combined companies will enhance our ability to meet the rapidly changing needs of our customers while creating new and exciting opportunities for the employees of ProvEnergy. Both companies share the same goal: providing safe, reliable energy at competitive prices with an emphasis on customer service."

"ProvEnergy's service territories will continue to be served by the same skilled and dedicated people who know and understand local needs," Dodge continued. "In addition, Southern Union shares our belief in the potential of the unregulated oil, natural gas and electricity markets and provides real support to expand our market reach with greater resources."

"The new company will be financially strong and strategically focused on the delivery of Superior service to its customers, including competitive energy suppliers," said Peter Kelley, Southern Union President and Chief Operating Officer. "Employees will become part of a larger, more vibrant energy delivery company. We are confident that this strategic combination will be beneficial for customers, employees and shareholders."

Headquartered in Providence, Rhode Island, ProvEnergy is a distributor and marketer of natural gas, heating oil, and petroleum products as well as a marketer of electricity and energy services. ProvEnergy's goal is to provide complete and competitive energy services to homes and businesses throughout New England. ProvEnergy serves approximately 181,000 customers in Rhode Island, Massachusetts and Connecticut. Its principal subsidiaries within its

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regulated operations include ProvGas and North Attleboro Gas and within its retail non-regulated operations include ProvEnergy Services, ProvEnergy Fuels and ProvEnergy Power.

Upon completion of the two mergers, Southern Union will serve 1.5 million gas and electric customers in Rhode Island, Massachusetts, Pennsylvania, Texas, Missouri and Florida.

Providence Energy will operate as an autonomous division of Southern Union with the headquarters remaining in Rhode Island, and there will be no material changes to the operations of ProvEnergy. Southern Union will honor all of ProvEnergy's union contracts and, according to Kelley, no layoffs are anticipated as a result of the transaction. Dodge will also become a member of Southern Union's Board of Directors.

The transaction will require certain legal approvals including the approval of the holders of a majority of outstanding Providence Energy shares, the Rhode Island Division of Public Utilities and Carriers and the Massachusetts Department of Telecommunications and Energy, as well as regulators in Missouri, Pennsylvania and Florida, where Southern Union currently has operations.

This release and other Company reports and statements issued or made from time to time contain certain "forward looking statements" concerning projected future financial performance, expected plans or future operations. Providence Energy Corporation cautions that actual results and developments may differ materially from such projections or expectations. Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations.
These factors include, but are not limited to: weather conditions in the Company's service territories; cost of gas; regulatory and court decisions; the receipt of timely and adequate rate relief, the achievement of operating efficiencies and the purchase and implementation of new technologies for attaining such efficiencies; impact of relations with labor unions of bargaining-unit employees; impact of any Year 2000 disruption; and the effect of strategic initiatives on earnings and cash flow. Most of these factors are difficult to accurately predict and are generally beyond the control of the Company.










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